Exhibit 5.1

March 30, 2016

To:

NeuroDerm Ltd.

Ruhrberg Science Building

3 Pekeris St.

Rehovot 7670212, Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel for NeuroDerm Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form F-3 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), which registers the offer, issuance and sale by the Company, from time to time, of up to $200 million, in the aggregate, of its ordinary shares, par value 0.01 New Israeli Shekels per share (“Ordinary Shares”) (the “Offering” and the “Shares”, respectively). This opinion letter is furnished to you at your request pursuant to the requirements of Item 8 of Form F-3 and Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the articles of association of the Company, as amended and as currently in effect (the “Articles”); (iii) resolutions of the board of directors of the Company (the “Board”), and the audit committee thereof, that relate to the Registration Statement and the Offering and actions to be taken in connection therewith; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that assuming (a) the taking of all necessary subsequent corporate action to authorize and approve the issuance of any Shares, the terms of the offering thereof and related matters (the “Authorizing Resolutions”), (b) the effectiveness (without termination or rescindment) of the Registration Statement, as finally amended (including any post-effective amendments), under the Securities Act, (c) the delivery and filing of an appropriate prospectus supplement (if necessary) with respect to the offering of Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Shares may be issued and sold, in a form to be filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a Report of Foreign Private Issuer on Form 6-K (an “Underwriting Agreement”), and (e) receipt by the Company of the consideration for the Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

You have informed us that you intend to issue the Shares from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Shares you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Shares are to be issued (including the Authorizing Resolutions, an Underwriting Agreement (if applicable) and an appropriate prospectus supplement (if required)), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

With respect to our opinion, we have assumed that, at the time of issuance and sale of Shares, a sufficient number of Ordinary Shares will be authorized and available for issuance under the Articles as then in effect, and that the consideration for the issuance and sale of the Shares will be in an amount that is not less than the par value of the Shares. We have not independently verified the foregoing assumptions.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Liquornik Geva Leshem Tal
Meitar Liquornik Geva Leshem Tal